REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549




                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                           FLEXSTEEL INDUSTRIES, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                                    MINNESOTA
                         (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                   42-0442319
                                (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)


                                  P.O. BOX 877
                               DUBUQUE, IOWA 52004
                   (ADDRESS OF PRINCIPAL OFFICES AND ZIP CODE)


                           FLEXSTEEL INDUSTRIES, INC.
                             1995 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)



                            IRVING C. MACDONALD, ESQ.
                        601 LAKESHORE PARKWAY, SUITE 1050
                           MINNETONKA, MINNESOTA 55305
                                  612-449-5160
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)



          Approximate date of commencement of proposed public offering:

            Sales are expected to take place from time to time after
                the effective date of the Registration Statement



                         CALCULATION OF REGISTRATION FEE



                                                            PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM
     TITLE OF SECURITIES          AMOUNT TO BE           OFFERING PRICE         AGGREGATE             AMOUNT OF
      TO BE REGISTERED             REGISTERED             PER SHARE(1)      OFFERING PRICE(1)     REGISTRATION FEE



Flexsteel Common
Stock (par value $1.00
per share)                           400,000                 $9.75            $3,900,000             $1,344.83



(1) Computed per average of the high ($9.75) and low ($9.75) prices of February 28, 1996 based on composite trading data published in the Wall Street Journal. For purposes of calculating the registration fee only.





                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference.

          (a)  Annual Report on Form 10-K for the fiscal year ended June 30,
               1995.

          (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995.

          (c) Annual Report on Form 11-K for the Registrant's Salaried Employees' Savings Plan 401(k) for the fiscal year ended June 30, 1995.

          (d) The description of the Registrant's Common Stock set forth in Registrant's Registration Statements filed pursuant to Section 12 of the Exchange Act of 1934 (the "Exchange Act") and any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Minnesota Statutes, Section 302A.521, generally requires a corporation to indemnify its directors, officers, and employees against judgments, penalties, fines, and expenses, including attorneys' fees, incurred in connection with their official capacities, provided that such person (a) has not been indemnified by another with respect to the same matter, (b) acted in good faith, (c) received no improper personal benefit, (d) had no reasonable cause to believe that his conduct was unlawful, and (e) reasonably believed that his conduct was in the best interests of the corporation.

         The restated articles of the Registrant provide that the Corporation shall indemnify its former and present Directors, Officers and Members of Committees of the Board of Directors of Flexsteel, and one who at the request of Flexsteel is serving as a Director or Officer of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans; and may indemnify one who at the request of Flexsteel is serving as an Employee, Partner, Trustee, Fiduciary, Agent, Attorney or in any other capacity of another corporation, partnership, joint venture, trust or other enterprise including employee benefit plans, and one who is serving Flexsteel as an Other Person such as Employee, Partner, Trustee, Agent, Attorney, Fiduciary, or in any other capacity (all the above hereinafter called Indemnities) for actions undertaken or omitted in such Capacity to the fullest extent permitted by the Minnesota Business Corporation Act, other applicable statutory and case law (the
Law), as all the foregoing now exists or hereafter, from time to time, maybe changed, amended or supplemented. The indemnification shall inure to the benefit of the person, the person's heirs, legal representatives and administrators.

         If the Indemnitee institutes a Proceeding against the Corporation, the Indemnitee shall not be entitled to indemnification unless the Corporation has first consented in writing to the proceedings prior to its commencement by the Indemnitee.

         In furtherance thereof said Corporation is authorized, but shall not be required, to enter into Contracts and Agreements with any Indemnitee providing for indemnification and for the advancement and reimbursement of attorneys' fees and disbursements, judgments, penalties, fines, excise taxes, other disbursements, amounts paid in settlement and other expenses of every kind and nature (Expenses) - all to the fullest extent permitted by the Law. The Corporation's failure to do so shall in no manner affect or limit the rights provided for in this section or otherwise.

         The maximum aggregate amount of indemnity payable by the Corporation to all Indemnities arising out of the same occurrence regardless of how many claims or people are involved is five million dollars in 1987 constant dollars on over and above all insurance paid.

         Any repeal, change, or amendment affecting this indemnification or the Minnesota Business Corporation Act or other applicable statutory and case law, shall not apply to eliminate, reduce or adversely affect any rights or protection of an Indemnitee existing prior to such repeal, change or amendment but to the extend that a Law change permits the Corporation to provide greater or broader rights or protection, the Law shall apply retroactively to the effective date of this provision which was adopted in 1987.

         The Corporation purchases and maintains Directors and Officers liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

           4.3  -  1995 Stock Option Plan.
           5.   -  Opinion of Irving C. MacDonald, Esq.
          23.1  -  Consent of Deloitte & Touche L.L.P.
          23.2  -  Consent of Irving C. MacDonald, Esq. (included in Exhibit 5).
          24.   -  Power of Attorney


ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent posteffective amendment thereof) which, individually or on the aggregate, represent a fundamental change in the information set forth on the Registration Statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c) To remove from registration by means of post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on December 5, 1995.

                                         Flexsteel Industries, Inc.



                                         By: /s/ J.B. Crahan
                                         J.B. Crahan
                                         Chairman of the Board

                                         and

                                         By: /s/ K.B. Lauritsen
                                         K.B. Lauritsen
                                         Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:    December 5, 1995              /s/ Frank H. Bertsch
                                       Frank H. Bertsch
                                       Director

Date:    December 5, 1995              /s/ J. B. Crahan
                                       J. B. Crahan
                                       Director

Date:    December 5, 1995              /s/ Art D. Richardson
                                       Art D. Richardson
                                       Director

Date:    December 5, 1995              /s/ K. Bruce Lauritsen
                                       K. Bruce Lauritsen
                                       Director and Principal Executive Officer

Date:    December 5, 1995              /s/ Edward J. Monaghan
                                       Edward J. Monaghan
                                       Director

Date:    December 5, 1995              /s/ James G. Peterson
                                       James G. Peterson
                                       Director

Date:    December 5, 1995              /s/ Thomas E. Holloran
                                       Thomas E. Holloran
                                       Director

Date:    December 5, 1995              /s/ James R. Richardson
                                       James R. Richardson
                                       Director

Date:    December 5, 1995              /s/ L. Bruce Boylen
                                       L. Bruce Boylen
                                       Director

Date:    December 5, 1995              /s/ John R. Easter
                                       John R. Easter
                                       Director

Date:    December 5, 1995              /s/ R.J. Klosterman
                                       R.J. Klosterman
                                       Chief Financial Officer and
                                       Principal Financial Officer
                                       and Controller

                                  EXHIBIT INDEX

EXHIBIT NO.

          4.3   -  1995 Stock Option Plan.
          5.    -  Opinion of Irving C. MacDonald, Esq.
         23.1   -  Consent of Deloitte & Touche L.L.P.
         23.2   -  Consent of Irving C. MacDonald, Esq. (included in Exhibit 5).
         24.    -  Power of Attorney